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                                                                  EXHIBIT 23(a)
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of
H.J. Heinz Company on Form S-3 (File No. 33-    ) of our reports, dated June
19, 1995, on our audits of the consolidated financial statements and financial statement schedules of H.J. Heinz Company and Subsidiaries as of May 3, 1995 and April 27, 1994 and for each of the three years in the period ended May 3, 1995, which reports are incorporated by reference to the H.J. Heinz Company Annual Report on Form 10-K for the year ended May 3, 1995. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania August 2, 1995